                                                                      EXHIBIT 12

                                 TOM'S FOODS INC

      Statement Regarding Computation of Ratio of Earnings to Fixed Charges
                          (in thousands, except ratios)

                                                          December 29,    December 30,    January 1,
                                                             2001            2000            2000
                                                          ------------    ------------    ----------
Earnings
    Loss before Income Taxes
      and cumulative effect of accounting change            $(1,075)        $(2,440)        $(2,619)
    Fixed Charges                                             9,112           9,678           9,550
                                                            -------         -------         -------
                                                              8,037           7,238           6,931
    Fixed Charges:
    Interest Expense                                          7,615           8,381           8,317

    Interest factor related to rentals(a)                     1,497           1,297           1,233
                                                            -------         -------         -------
                                                              9,112           9,678           9,550

Ratio of Earnings to Fixed Charges                             0.88            0.75            0.73
                                                            =======         =======         =======

    (a)  Represents interest expense factor related to rental expense


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